CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated September 28, 2021, relating to the financial statements and financial highlights of Change Finance U.S. Large Cap Fossil Fuel Free ETF, a series of ETF Series Solutions, for the year ended July 31, 2021, and to the references to our firm under the headings “Independent Registered Public Accounting Firm (“Auditor”)” in the Proxy Statement/Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

January 31, 2022